Exhibit (e.2)

Distribution Agreement

EXHIBIT A

iShares U.S. ETF Trust

iShares Bloomberg Roll Select Commodity Strategy ETF

iShares Commodities Select Strategy ETF

iShares Commodity Curve Carry Strategy ETF

iShares Evolved U.S. Consumer Staples ETF

iShares Evolved U.S. Discretionary Spending ETF

iShares Evolved U.S. Financials ETF

iShares Evolved U.S. Healthcare Staples ETF

iShares Evolved U.S. Innovative Healthcare ETF

iShares Evolved U.S. Media and Entertainment ETF

iShares Evolved U.S. Technology ETF

iShares Gold Strategy ETF

iShares Inflation Hedged Corporate Bond ETF

iShares Interest Rate Hedged Corporate Bond ETF

iShares Interest Rate Hedged Emerging Markets Bond ETF

iShares Interest Rate Hedged High Yield Bond ETF

iShares Interest Rate Hedged Long-Term Corporate Bond ETF

iShares Short Maturity Bond ETF

iShares Short Maturity Municipal Bond ETF

iShares Ultra Short-Term Bond ETF

Amended and Approved by the Board of Trustees of iShares U.S. ETF Trust on June 8-10, 2020.